Exhibit 10.3

Morningstar, Inc.

2006 Restricted Stock Unit Grant

Form of Deferral Election Form

If you wish to defer delivery of any portion of the shares of common stock (“Shares”) of Morningstar, Inc. (the “Company”) covered by the Restricted Stock Unit award granted to you on May 15, 2006 (the “RSU Award”), you must complete this form and return it to the Company’s Human Resources Department no later than June 14, 2006. For additional information, please read the award agreement for your RSU Award (the “RSU Award Agreement”).

Name:	Social Security No.:

I hereby elect, subject to the terms of my RSU Award, to defer delivery of the percentage of the Shares set forth below (together with any associated dividend equivalents) that would otherwise be delivered to me on each of the four RSU vesting dates, to as soon as administratively feasible on or after the date indicated below (the “Deferred Delivery Date”).

I understand that if my Service (as defined in Section 3.3 of the RSU Award Agreement) terminates before the Deferred Delivery Date, I will receive the Shares for any vested portion of my RSU Award (together with any associated dividend equivalents), as soon as administratively feasible, on or after the next anniversary of the Grant Date (as defined in the RSU Award Agreement) following the date my Service terminates (the “Service Termination Date”).

I understand that if I am an executive officer of the Company on my Service Termination Date and the next anniversary of the Grant Date is within six months of my Service Termination Date, I will receive the Shares for any vested portion of the RSU Award (together with any associated dividend equivalents), as soon as administratively feasible, on or after the expiration of the six-month period following my Service Termination Date.

I understand that, as provided by Section 4.1 of the RSU Award Agreement, Shares subject to this election may be delivered to me in advance of the Deferred Delivery Date in connection with a change in control event (as defined in regulations promulgated under Section 409A of the Code) or any other event for which the Board or the Committee is permitted, at the time of such event, to provide for accelerated distributions under Section 409A of the Code.

I understand that I am obligated to satisfy any of the Company’s tax withholding obligations incident to the vesting of the portion of the RSU Award subject to this election by delivering cash to the Company and that to the extent permitted by law, the Company may withhold from amounts otherwise due to me amounts sufficient to satisfy such tax withholding obligations.

I elect to defer delivery of        % of the Shares that would otherwise be delivered to me on each of the four vesting installments of the RSU Award (deferring only the first three installments if the first date is chosen) until:

(Check only one payment date)

☐	May 15, 2010	☐	May 15, 2014

☐	May 15, 2011	☐	May 15, 2015

☐	May 15, 2012	☐	May 15, 2016

☐	May 15, 2013

I hereby make the above irrevocable election and acknowledge that I have read the RSU Award Agreement and understand that this Deferral Election is for each vesting installment of my RSU Award.

Participant’s Signature	Date

Morningstar, Inc.

Date